Exhibit 99.1

Press Release
Shutterstock to Acquire GIPHY, the World’s Largest
GIF Library and Search Engine

Adds a mobile content platform with 1.7 billion daily users and global partners including Instagram, Facebook, WhatsApp, Microsoft, TikTok, Samsung, Twitter, Slack and Discord

NEW YORK, May 23, 2023 -- Shutterstock, Inc. (NYSE: SSTK), a premier partner for transformative brands, digital media and marketing companies, today announced that it entered into a definitive agreement to acquire GIPHY, Inc. from Meta Platforms, Inc. GIPHY is the world’s largest collection of GIFs and stickers that supplies casual conversational content.

GIPHY's vast library of GIFs and stickers draws more than 1.3 billion search queries on a daily basis and powers more than 15 billion daily media impressions. These impressions are distributed via GIPHY's more than 14,000 API/SDK integrations and its owned-and-operated website and mobile app. GIPHY's content serves as a critical ingredient in text- and message-based conversations on platforms such as Meta, other social media platforms such as TikTok, Twitter and Snapchat and team collaboration platforms such as Slack and Microsoft Teams, in addition to integrations with most mobile devices. GIPHY's content library is fueled by both individual artists who contribute original content and top verified media partners such as NBC, Disney, Netflix, NFL, MLB, and NBA, ensuring a steady supply of fresh culturally relevant content which can be inserted into everyday conversations and shared via social media.

“This is an exciting next step in Shutterstock’s journey as an end-to-end creative platform,“ remarked Shutterstock CEO Paul Hennessy. “Shutterstock is in the business of helping people and brands tell their stories. Through the GIPHY acquisition, we are extending our audience touch points beyond primarily professional marketing and advertising use cases and expanding into casual conversations. GIPHY enables everyday users to express themselves in memorable ways with GIF and sticker content while also enabling brands to be a part of these casual conversations. We plan to leverage Shutterstock’s unique capabilities in content and metadata monetization, generative AI, studio production and creative automation to enable the commercialization of our GIF library as we roll this offering out to customers.”

Strategic Highlights:
●	Augments Shutterstock’s generative AI and metadata strategy, including mobile generative AI at global scale

●	Taps into a large and growing TAM in native advertising for brands seeking touch points with customers in-moment via mobile phones and communications tools

●	Expands Shutterstock’s content library to include GIFs and stickers used in more casual conversations - GIFs have over 75% positive sentiment among consumers

●	Combines Shutterstock Studios and GIPHY Studios to enable world-class custom content solutions for brands and advertisers

●	Enables access to a massive user base consisting of 1.7 billion daily users generating 1.3 billion search queries

●	Extends Shutterstock’s API ecosystem to include GIPHY’s more than 14,000 API/SDK partners

Financial Highlights:
●	Consideration for the transaction consists of $53 million of net cash paid at closing, inclusive of working capital

●	Cash consideration funded through cash-on-hand and existing revolving credit facility

●	In connection with this transaction, GIPHY's current owner, Meta Platforms, Inc., is entering into an API agreement to ensure continued access to GIPHY's content across Meta’s platform

●	Shutterstock is maintaining its 2023 revenue and adjusted EBITDA margin guidance

●	GIPHY is expected to add minimal revenue in 2023 with focused monetization efforts taking place over the course of 2024

●	The transaction is targeted to close in June 2023, subject to customary closing conditions

Additional Information:
Investors can find a link to the presentation material on the GIPHY transaction at https://investor.shutterstock.com

Advisor:
CapM Advisors acted as financial advisor to Shutterstock in connection with the transaction.

About Shutterstock, Inc.

Shutterstock, Inc. (NYSE: SSTK) is a premier partner for transformative brands, digital media and marketing companies, empowering the world to create with confidence. Fueled by millions of creators around the world and a fearless approach to product innovation, Shutterstock is the leading global platform for licensing from the most extensive and diverse collection of high-quality 3D models, videos, music, photographs, vectors and illustrations. From the world's largest content marketplace, to breaking news and A-list entertainment editorial access, to all-in-one content editing platform and studio production service—all using the latest in innovative technology—Shutterstock offers the most comprehensive selection of resources to bring storytelling to life.

Learn more at www.shutterstock.com and follow us on LinkedIn, Instagram, Twitter, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding guidance, industry prospects, future business, future results of operations or financial condition, new or planned features, products or services, management strategies and our competitive position. You can identify forward-looking statements by words such as "may," "will," "would," "should," "could," "expect," "aim," "anticipate," "believe," "estimate," "intend," "plan," "predict," "project," "seek," "potential," "opportunities" and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Such risks and uncertainties include, among others, those discussed under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in other documents that the Company may file from time to time with the Securities and Exchange Commission. Factors related to the transactions discussed in this document that could cause actual results to differ materially from those contemplated by the forward-looking statements include: uncertainties as to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; potential litigation relating to the potential transaction that could be instituted; the effects of disruption to our or the target’s respective businesses; the impact of transaction costs; our ability to achieve the benefits from the proposed transaction, including monetization; our ability to effectively integrate the acquired operations into our operations; our ability to retain and hire key target personnel; and the effects of any unknown liabilities. As a result of such risks, uncertainties and factors, Shutterstock's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements contained in this press release are made only as of this date and Shutterstock assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Press Contact

Lori Rodney
press@shutterstock.com
917-563-4991